EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Reports Fourth Quarter of 2003 Earnings

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., January 20, 2004 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, today announced earnings of $16.4 million, or $0.65 per share on a fully diluted basis, for the fourth quarter of 2003.

The Company reported revenue of $118.2 million in the fourth quarter of 2003, compared to $109.2 million in the third quarter of 2003. Finished disk shipments increased 10% to 19.3 million in the fourth quarter of 2003 compared to 17.5 million disks in the third quarter of 2003, which represents the highest quarterly finished disk shipment volume the Company has achieved to date. Other disk revenue was $8.4 million in the fourth quarter of 2003 compared to $10.1 million in the third quarter of 2003.

Operating income was $21.0 million in the fourth quarter of 2003 compared to $10.7 million in the third quarter of 2003. Net income was $16.4 million, or $0.65 per share in the fourth quarter of 2003 compared to $9.9 million or $0.40 per share in the third quarter of 2003. Earnings per share in the fourth quarter and third quarter of 2003 were based on 25.2 million and 24.9 million fully diluted shares outstanding, respectively.

In the fourth quarter of 2003, the Company sold idle properties in Fremont, California and received approximately $24 million in net proceeds. The gain on sale of these properties added $1.0 million to operating and net income in the fourth quarter of 2003.

Net income for the third quarter of 2003 included a tax benefit of $2.5 million for foreign withholding taxes accrued prior to the third quarter that are no longer payable due to an exemption received in the third quarter. Gain on the sale of idle equipment also added $0.8 million to operating and net income in the third quarter of 2003.

In October of 2003, the Company made a $5.0 million quarterly principal payment and a partial mandatory redemption payment (from the proceeds of the sale of the Fremont properties) of $12.1 million on the Senior Secured Notes. In addition, the Company fully redeemed the Junior Secured Notes plus accrued interest in December 2003 for $8.3 million. As a result, the Company’s total outstanding debt at the end of the fourth quarter of 2003 was approximately $116.0 million.

The Company was cash flow positive in the fourth quarter of 2003 and ended the fourth quarter with $70.1 million of cash.

Fourth Quarter Review

Total revenue increased $9.0 million (8%) compared to the third quarter of 2003. Finished disk shipments increased 1.8 million disks (10%) from the third quarter of 2003. Other revenue decreased by $1.7 million (17%) from the prior quarter.

Sales to Maxtor, Western Digital, and Hitachi Global Storage Technologies accounted for 39%, 31%, and 23%, respectively, of total revenue in the fourth quarter of 2003. Finished disk shipments for desktop and consumer applications together represented 91% of Komag’s fourth quarter 2003 unit shipment volume. The remaining finished disk shipments in the fourth quarter of 2003 were disks for high-end server (enterprise) drives.

The Company produced a record 20.5 million finished disks in the fourth quarter of 2003 and began a capacity expansion within its current manufacturing facilities to increase finished disk capacity by 20%. Capital spending for this capacity expansion will approximate $30 million. The additional production capacity will be available incrementally during the first half of 2004 as the equipment installation is completed.

The Company expects finished unit capacity to approximate 24 million by the end of the first half of 2004. Current equipment upgrade and productivity projects could increase quarterly capacity to 25 million in the second half of 2004. Further, additional space is available within current facilities for some additional incremental capacity beyond the expansion currently in process.

Also as announced in December 2003, the Company is in the process of purchasing a substrate manufacturing facility in Malaysia from Trace Storage Technology Corporation (Trace) for $10 million to support the increasing finished disk capacity and allow the Company to become a substrate supplier to Trace. The Company expects the purchase to be completed in the first quarter of 2004, upon completion of various governmental, lender approvals and satisfaction of certain other conditions to closing.

Total capital spending in the fourth quarter of 2003 was $11.2 million, which included a portion of the capital expenditures for capacity expansion. With the capital spending for the finished disk capacity expansion and the purchase price of the substrate facility, capital spending could exceed $20 million in the first quarter of 2004.

T.H. Tan, Komag’s chief executive officer announced, “We are very pleased with the strength of our operating performance in the fourth quarter as well as for the entire 2003 year. Total revenue increased 53% in 2003 to $438.3 million compared to $286.7 million in 2002. In 2003, we completed the transition to advanced 80 GB per platter desktop products, began shipping advanced products for the high-end server/enterprise market and added a fourth major disk drive customer. Further, we were profitable and cash flow positive in each quarter of 2003 and ended the year with positive momentum.”

With our finished unit manufacturing expansion in our current Malaysian facilities and the planned purchase of Trace’s Malaysian substrate facility supporting our finished unit expansion, we are looking forward to an even better year in 2004,” added Tan.

Business Outlook

Based on current customer demand, the Company expects total revenue for the first quarter of 2004 to be similar to the fourth quarter of 2003. Further, based on the commencement of the capacity expansion activities and initial operation of the acquired substrate facility, the Company expects operating margins for the first quarter of 2004 to be somewhere between the third and fourth quarter of 2003 levels. The Company expects to update its operating model based on the expanded capacity above 20 million per quarter later in the quarter.

The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company’s 2004 fiscal year will contain 53 weeks. The additional week will be included in the Company’s first quarter of 2004. As such, the first quarter of 2004 will be comprised of 14 weeks and all other quarters in 2004 will include 13 weeks.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the belief that finished unit capacity will increase to approximately 24 million in the first half of 2004, and 25 million in the second half of 2004, that the Trace acquisition will be completed, that capital spending could exceed $20 million, that revenue in the first quarter of 2004 will be similar to revenue in the fourth quarter of 2003 and that operating margins in the first quarter of 2004 will be between third and fourth quarter of 2003 levels. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to complete its capacity building projects, including satisfying all conditions to closing the Trace acquisition, increasing productivity, continued variability in demand for and average selling price of disks, continued customer demand and the impact of demand variation on factory utilization, customers’ decisions to move to a mix-shift towards finished disks, the Company’s ability to achieve its operating yield, cost and profitability targets, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Successor	Successor	Successor	Successor	Successor	Predecessor
	Company	Company	Company	Company	Company	Company

	Three Months	Three Months	Three Months	Twelve Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended
	Dec 28, 2003	Sep 28, 2003	Dec 29, 2002	Dec 28, 2003	Dec 29, 2002	Jun 30, 2002

Net Sales	$118,231	$109,199	$104,508	$438,292	$174,749	$111,955
Cost of Sales	81,780	83,840	80,156	330,870	143,009	110,397

Gross Profit	36,451	25,359	24,352	107,422	31,740	1,558
Gross Profit %	30.8%	23.2%	23.3%	24.5%	18.2%	1.4%
Research, Development, and Engineering Expense	10,996	10,778	9,692	42,085	18,400	18,796
Selling, General, and Administrative Expense	5,622	4,717	5,248	18,939	9,483	8,256
Gain on Disposal of Assets	(1,151)	(792)	(1,240)	(3,021)	(1,310)	(2,138)
Restructuring/Impairment Charges	—	—	34,023	—	34,763	4,318
In-process Research and Development	—	—	—	—	6,784	-

Operating Income (Loss)	20,984	10,656	(23,371)	49,419	(36,380)	(27,674)
Interest Income	181	103	66	524	132	193
Interest Expense	(3,058)	(3,351)	(3,327)	(13,153)	(6,553)	—
Other Income (Expense), Net	(57)	83	82	250	2,150	397,009

Income (Loss) Before Reorganization Costs, Income Taxes, Minority Interest/Equity Interest in Net Loss of Related Companies, and Cumulative Effect of Change in Accounting Principle	18,050	7,491	(26,550)	37,040	(40,651)	369,528
Reorganization Costs, Net	—	—	—	—	—	6,511
Provision for (Benefit from) Income Taxes	1,607	(2,452)	964	1,000	1,268	719
Minority Interest/Equity Interest in Net Loss of Related Companies	—	—	—	—	—	2,374

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	16,443	9,943	(27,514)	36,040	(41,919)	359,924
Cumulative Effect of Change in Accounting Principle	—	—	—	—	—	(47,509)

Net Income (Loss)	$16,443	$9,943	$(27,514)	$36,040	$(41,919)	$312,415

Net Income (Loss) %	13.9%	9.1%	(26.3%)	8.2%	(24.0%)	279.1%
Basic Net Income (Loss) Per Share	$0.70	$0.42	$(1.20)	$1.53	$(1.84)

Diluted Net Income (Loss) Per Share	$0.65	$0.40	$(1.20)	$1.47	$(1.84)

Basic Shares Outstanding	23,643	23,558	22,853	23,504	22,840

Diluted Shares Outstanding	25,150	24,860	22,853	24,518	22,840

NOTE: As a result of the adoption of fresh-start reporting on June 30, 2002, the financial statements for periods ending on or prior to June 30, 2002, (“predecessor company”) are not comparable to the financial statements for periods ending after this date (“successor company”), primarily with regard to interest expense and other income.

NOTE: Upon emergence from chapter 11 on June 30, 2002, the Company had a significant change in the structure of stockholders’ equity. Accordingly, earnings per share of the Predecessor Company are not presented, as the amounts are not meaningful.

NOTE: Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	Successor Company

	Dec 28, 2003	Dec 29, 2002

	(Unaudited)	(Note 1)
ASSETS
Cash and Cash Equivalents	$70,058	$23,520
Net Receivables	60,628	46,241
Inventories	25,501	14,925
Prepaid Expenses and Deposits	2,756	2,288

Total Current Assets	158,943	86,974
Property, Plant and Equipment, Net	184,536	196,414
Land and Buildings Held for Sale	—	24,600
Other Intangible Assets, Net	4,257	9,142
Other Assets	71	70

TOTAL ASSETS	$347,807	$317,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$20,247	$10,229
Trade Accounts Payable	40,117	35,371
Other Liabilities	25,054	13,717

Total Current Liabilities	85,418	59,317
Long-Term Debt	95,801	129,923
Common Stock	172,695	172,108
Deferred Stock-Based Compensation	(228)	(2,229)
Accumulated Deficit	(5,879)	(41,919)

TOTAL STOCKHOLDERS’ EQUITY	166,588	127,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$347,807	$317,200

NOTE 1: The Consolidated Balance Sheet at December 29, 2002 was derived from the audited financial statements.